Exhibit 99.1

NEWS RELEASE

Enbridge Energy Partners, L.P. Announces Drop Down of Additional Interests in its natural gas business to Midcoast Energy Partners, L.P.

HOUSTON – June 19, 2014 — Enbridge Energy Partners, L.P. (NYSE: EEP) (“Enbridge Partners” or “the Partnership”) today announced that it has entered into a Purchase and Sale Agreement with Midcoast Energy Partners, L.P. (NYSE: MEP) (“Midcoast Partners”) to sell an additional 12.6 percent interest in its subsidiary, Midcoast Operating, L.P. (“Midcoast Operating”), for $350 million in cash proceeds. This transaction is expected to close on or about July 1, 2014.

“Enbridge Partners is pleased to announce the first post initial public offering (“IPO”) drop-down of additional interests in our jointly owned natural gas and NGL midstream business to Midcoast Partners. EEP’s drop-down plans for MEP are pivotal components of EEP’s funding program. The proceeds from this and prospective drop-downs are important sources of equity capital for Enbridge Partners as we execute on our multi-billion dollar liquids pipelines organic growth program. We are excited that the closing of the transaction will be in-line with our accelerated time-line for 2014, and the Partnership will optimize the size and timing of future drop down plans to meet the mutual objectives of Enbridge Partners and Midcoast Partners,” said Mark Maki, president for Enbridge Partners.

“EEP has a vested interest in MEP’s success. As the sole member of the general partner of MEP, EEP will also benefit from the growth in earnings and cash flows at Midcoast Partners through our incentive distribution rights (or IDRs),” noted Maki.

At closing, Enbridge Partners will own a remaining 48.4 percent non-controlling limited partner interest in Midcoast Operating.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 17 percent of total U.S. oil imports. Enbridge Partners’ natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast areas, deliver approximately 2.5 billion cubic feet of natural gas daily. Enbridge Partners is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

About Enbridge Energy Management, L.L.C

Enbridge Energy Management, L.L.C. (NYSE: EEQ) manages the business and affairs of Enbridge Partners, and its sole asset is an approximate 20 percent limited partner interest in Enbridge Partners. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta (NYSE:ENB) (TSX:ENB), is the general partner of Enbridge Partners and holds an approximate 21 percent interest in Enbridge Partners together with all of the outstanding preferred interests in Enbridge Partners.

Forward Looking Statements

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “target”, “will” and similar words. Although the Partnership believes that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the Partnership’s ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) the Partnership’s ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at the Partnership’s facilities or refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to whom the Partnership sells products; (5) hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties assessed in connection with the crude oil release on that line; (6) changes in or challenges to the Partnership’s tariff rates; (7) changes in laws or regulations to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance; and (8) inability of any party to consummate the proposed transaction.

Forward-looking statements regarding “drop-down” opportunities are further qualified by the fact that the Partnership is under no obligation to offer to sell any additional interests in Midcoast Operating, and MEP is under no obligation to buy any such additional interests. As a result, we do not know when or if the Partnership will sell any such additional interests to MEP.

The Partnership’s forward looking statements are subject to risks and uncertainties pertaining to operating performance, regulatory parameters, project approval and support, weather, economic conditions, interest rates and commodity prices, including by not limited to those discussed more extensively in our filings with the U.S. securities regulators. The impact of any one risk, uncertainty or factor on any particular forward looking statement is not determinable with certainty as these are independent and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by law, we assume no obligation to publically update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Reference should also be made to EEP’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at Enbridge Partners’ web site.

FOR FURTHER INFORMATION PLEASE CONTACT

Sanjay Lad	Terri Larson, APR

Investment Community	Media

Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (877) 496-8142

E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: www.enbridgepartners.com

# # #